Exhibit 8(ee)(2)

Schedule A to Participation Agreement (Allianz)

Schedule A

to

Participation Agreement

Between

Allianz Global Investors U.S. LLC

(formerly Allianz Global Investors Fund Management LLC),

Allianz Global Investors Distributors LLC

and

Transamerica Advisors Life Insurance Company

Dated

October 11, 2002

ACCOUNTS, CONTRACTS, FUNDS

EFFECTIVE AS OF AUGUST 18, 2017

SEPARATE ACCOUNTS OF THE COMPANY

Merrill Lynch Life Variable Annuity Separate Account D

CONTRACTS

Merrill Lynch Investor Choice Annuity® (IRA Series)

Merrill Lynch IRA Annuity®

DESIGNATED PORTFOLIOS AND CLASSES

AllianzGI NFJ Dividend Value Fund – Class A Shares

AllianzGI NFJ Small-Cap Value Fund – Class A Shares